THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                         LICENSE AND COLLABORATION AGREEMENT

                                     BY AND AMONG

                                 CHIRON CORPORATION,

                                         AND

                                   PROGENITOR, INC.

                                     DATED AS OF

                                    MARCH 31, 1995

                         LICENSE AND COLLABORATION AGREEMENT

    THIS LICENSE AND COLLABORATION AGREEMENT (the "Agreement") is made by and among Chiron Corporation, a Delaware corporation having its principal place of business at 4560 Horton Street, Emeryville, California 94608, ("Chiron"), and Progenitor, Inc., a Delaware corporation having its principal place of business at 1507 Chambers Road, Columbus, Ohio 43212 ("Progenitor"), and is effective as of March 31, 1995 (the "Effective Date").

                                      BACKGROUND

    A. Progenitor owns or controls through licenses the rights to intellectual property relating to the T7T7 Technology (as defined below);

    B. Chiron wishes to license or sublicense on an exclusive basis from Progenitor rights to the T7T7 Technology for application in the area of infectious disease vaccines and [ * * * ] and to license [ * * * ] constructs (as defined below) as well as certain T7T7 Constructs to be selected by Chiron as provided below for application in all disease areas, and Progenitor agrees to grant Chiron such licenses as more fully described herein;

    C. Chiron and Progenitor seek to collaborate in research and development efforts to evaluate and develop [ * * * ] Constructs to treat cancer;

    D. Chiron and Progenitor have entered into a Letter Agreement dated March 31, 1995 (the "Letter Agreement") providing for the foregoing and pursuant to such Letter Agreement Chiron and Progenitor agreed to enter into a formal agreement containing the terms set forth therein;

    E. Chiron and Progenitor agree that this Agreement shall constitute such formal agreement.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, Chiron and Progenitor agree as follows:

                                      AGREEMENT

SECTION 1. DEFINITIONS

    As used herein, the following terms shall have the specified meanings:

    1.1 "AFFILIATE" means any corporation or other entity controlled by a party to this Agreement. For such purpose "control" shall mean the ownership, directly or indirectly, of more than 50% of the voting stock of a corporate entity, or of more than 50% of the beneficial interest of an entity other than a corporation.

    1.2 "CONSTRUCT" shall mean T7T7 Technology in which the variable coding sequence in the expression vector encodes a functional gene product or products (E.G., functional/immunogenic protein or RNA ribozyme/antisense) or a portion thereof. For purposes of this definition, the following shall each constitute a single Construct: (i) constructs which have related function either immediately upstream or downstream in a specific biochemical pathway, (ii) in the case of viruses, the [ * * * ] and (iii) for human genes related to [ * * * ],

[ * * * ], include Genetic Sequences of related protein (or RNA) subtypes, or isoenzymes or homologous forms or splice variants, if any.

    1.3 "DESIGNATED CONSTRUCT" shall mean a Construct designated by Chiron pursuant to Section 4.1, including any Construct that is substituted by Chiron pursuant to Section 4.2, or a Construct added by Chiron pursuant to Sections 4.3 or 4.4.

    1.4 "FDA" means the United States Food and Drug Administration, or a successor to such agency.

    1.5 "GENETIC SEQUENCE" shall mean a gene or partial sequence thereof, and those elements necessary for its expression, or its transcription or replication product or intermediates or portions thereof, including either DNA or RNA, and in the case of viral diseases comprises and includes the entire virus genome.

    1.6 "GMP" means the current applicable Good Manufacturing Practices regulations of the FDA.

    1.7 "IND" means an investigational new drug application and associated documents required to be filed with the FDA in order to obtain approval to commence human clinical trials of a product.

    1.8 "INFECTIOUS DISEASE VACCINE" shall mean a Construct that is used to elicit an immune response, including but not limited to, a T cell response and/or an antibody response, against an infectious agent, including therapeutic and prophylactic vaccines.

    1.9 "JOINT TECHNOLOGY" shall mean any invention or discovery, whether or not patentable, arising from activities performed in the course of this Agreement and invented or made jointly by employees of Chiron (including persons obligated to assign inventions to Chiron) and employees of Progenitor (including persons obligated to assign inventions to Progenitor), whether or not such inventions or discoveries are also owned in conjunction with third parties.

    1.10 "JOINT T7T7 TECHNOLOGY" shall mean Joint Technology that constitutes T7T7 Technology Improvements.

    1.11 "KNOW-HOW" means any knowledge or proprietary information or biological material owned solely by a party hereto with the right to sublicense which is not generally publicly known or available, including, without limitation, all preclinical, clinical, chemical, biochemical, toxicological, manufacturing, formulation and scientific research information.

    1.12 "LICENSED PATENT RIGHTS" shall mean all of Progenitor's rights arising from or under United States Patent Application Serial [ * * * ], as well as any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, any additional foreign applications corresponding thereto, and any patents in the United States or any foreign country issuing on any of the foregoing (the "Basic T7T7 Patents"). Licensed Patent Rights shall also include, without limitation, Progenitor's rights arising under patents and patent applications covering any T7T7 Technology, T7T7 Technology Improvements or Joint Technology.

    1.13 "LICENSED PRODUCT" shall mean any material, the relevant manufacture, use, sale, offer for sale or import of which by Chiron would, in the absence of the licenses granted herein, infringe one or more Valid Claims of Licensed Patent Rights, treating, for this purpose only, all patents covering any Joint Technology as if they were solely owned by Progenitor.

    1.14 "LICENSED TECHNOLOGY" shall mean the Licensed Patent Rights, T7T7 Technology, Joint Technology and T7T7 Technology Improvements of Progenitor.

    1.15 "NET SALES" means the gross amount invoiced for sales, leases or other dispositions of Licensed Products, directly to third parties in arms'- length commercial transactions or indirectly to third parties in arms'-length commercial transactions for sales through agents or consignees of Licensed Products less the following deductions (to the extent they are not already deducted from the amount invoiced):

              (a) Discounts, chargebacks, rebates and allowances actually taken in amounts and to the extent customary in the trade;

              (b)  Credits or allowances for returns;

              (c) Sales, use taxes, tariffs or import duties directly imposed against gross sales and actually paid by the selling party; and

              (d) Outbound transportation (freight and insurance) actually paid by the selling party.

    1.16 "NONINFECTIOUS DISEASE VACCINE" shall mean a Construct that is used to elicit an immune response, including but not limited to, a T cell response and/or an antibody response, against a noninfectious disease agent.

    1.17 "OHIO UNIVERSITY LICENSE" shall mean that certain License Agreement dated April 1, 1993 between Ohio University and Progenitor, as it may be amended from time to time.

    1.18 "PLA" means a Product License Application or a New Drug Application filed with the FDA with respect to a Licensed Product.

    1.19 [ * * * ] shall mean the research and development collaboration between Chiron and Progenitor conducted pursuant to the terms of Section 3 of this Agreement.

    1.20 "[ * * * ] CONSTRUCT" shall mean a Construct in which the variable coding sequence in the expression vector encodes a [ * * * ] gene.

    1.21 "T7T7 TECHNOLOGY" shall mean a self-initiating and self-sustaining gene expression system as described in the Basic T7T7 Patents, and all material (including the T7T7 vector and T7 polymerase), information, Know How, property and rights in the possession or control of Progenitor that is necessary or useful in the development, production or use of a Construct, including, but not limited to, a [ * * * ] Construct.

    1.22 "T7T7 TECHNOLOGY IMPROVEMENTS" shall mean any future invention or discovery, whether or not patentable, arising during the term of this Agreement from research conducted in connection with, and which invention or discovery specifically relates to, the self-initiating and self-sustaining gene expression system as described in the Basic T7T7 Patents and invented or made by or on behalf of Chiron or Progenitor (or by any third party pursuant to a joint development and/or license arrangement with Progenitor or Chiron to the extent that Progenitor or Chiron has the right to license such invention or discovery to the other party under this Agreement and subject to such terms as may be imposed by such third party), including all material, information, Know How, property and rights associated with such invention or discovery. A T7T7 Technology Improvement shall be limited to an improvement with respect to the T7T7 expression system itself and shall not include any invention or discovery related to the application of such expression system to any Construct. Notwithstanding the foregoing, T7T7 Technology Improvements of Progenitor shall include any invention or discovery related to the application of the T7T7 expression system to any Construct licensed to Chiron hereunder.

    1.23 "THIRD PARTY T7T7 LICENSES" shall mean the Ohio University License, the WARF License and the proposed license agreement to be entered into between [ * * * ] and Progenitor covering technology necessary for freedom of operation to practice the Licensed Technology.

    1.24 "VALID CLAIM" shall mean a claim in an issued patent included within the Licensed Technology which claim has not been held invalid or unpatentable by a court or governmental agency of competent jurisdiction in a decision that is not subject to appeal.

    1.25 "WARF LICENSE" shall mean that certain License Agreement dated September 1, 1994 between Wisconsin Alumni Research Foundation and Progenitor, as it may be amended from time to time.

SECTION 2. EXCLUSIVE RIGHTS GRANTED TO CHIRON

    2.1 [ * * * ] Subject to the terms and conditions of this Agreement, Progenitor hereby grants to Chiron an exclusive worldwide license (including an exclusive sublicense under the Third Party T7T7 Licenses, to the extent such sublicenses are deemed necessary by Chiron and subject to the terms and conditions of such Third Party T7T7 Licenses), with the right to sublicense, under the Licensed Technology owned or controlled by Progenitor to make, have made, use and sell the Licensed Products that are produced using or incorporate a [ * * * ] Construct for all indications, including therapeutic, prophylactic, diagnostic applications and/or vaccine applications.

    2.2 INFECTIOUS DISEASE VACCINES. Subject to the terms and conditions of this Agreement, Progenitor hereby grants to Chiron an exclusive worldwide license (including an exclusive sublicense under the Third Party T7T7 Licenses, to the extent such sublicenses are deemed necessary by Chiron and subject to the terms and conditions of such Third Party T7T7 Licenses), with the right to sublicense, under the Licensed Technology owned or controlled by Progenitor to make, have made, use and sell Licensed Products that are Infectious Disease Vaccines.

    2.3 [ * * * ] LICENSED PRODUCTS. Subject to the terms and conditions of this Agreement, Progenitor hereby grants to Chiron an exclusive worldwide license (including an exclusive sublicense under the Third Party T7T7 Licenses, to the extent such sublicenses are deemed necessary by Chiron and subject to the terms and conditions of such Third Party T7T7 Licenses), with the right to sublicense, under the Licensed Technology owned or controlled by Progenitor to make, have made, use and sell Licensed Products that are used for the prophylactic, therapeutic and/or diagnostic treatment of restenosis in humans; provided, however, that Progenitor reserves all rights with respect to Constructs incorporating Progenitor's proprietary genes and technologies related to [ * * * ] as well as Constructs, products, genes and therapies arising from Progenitor's internal [ * * * ]discovery program, including but not limited to, genetically engineered [ * * * ].

    2.4 DESIGNATED CONSTRUCTS. Subject to the terms and conditions of this Agreement, Progenitor hereby grants to Chiron an exclusive worldwide license (including an exclusive sublicense under the Third Party T7T7 Licenses, to the extent such sublicenses are deemed necessary by Chiron and subject to the terms and conditions of such Third Party T7T7 Licenses), with the right to sublicense, under the Licensed Technology owned or controlled by Progenitor to make, have made, use and sell Licensed Products that are produced using or incorporate any Designated Construct for all indications, including therapeutic, prophylactic, diagnostic applications and/or vaccine applications.

    2.5 MAINTENANCE OF THIRD PARTY LICENSES. Progenitor shall maintain each of the Ohio University License and the WARF License (and upon entering into the proposed license agreement with [ * * * ] shall maintain such license) in full force and effect and shall not amend or modify the Ohio University License and the WARF License (and the proposed license agreement with [ * * * ] once entered into) without Chiron's prior written consent, which consent shall not be unreasonably withheld. The obligations of Progenitor to Ohio University under Articles 2, 5, 7, 8, 9, 10, 12, 13 and 15 of the Ohio University license shall be binding upon Chiron as if its were a party to the Ohio University License and such articles are hereby incorporated by reference herein. To the extent the license granted hereunder includes rights under the WARF license, such license is subject to the termination of the WARF License.

    2.6 ACCESS TO BIOLOGICAL MATERIALS. Progenitor shall deliver to Chiron the T7T7 vector, along with associated biological materials and information to enable Chiron to commence research and process development work. At the first meeting of the joint development team established pursuant to Section 3.1, the parties shall determine the materials and information of Progenitor that will be transferred to Chiron in order to commence the T7T7 Collaboration, and such materials and information shall be set forth in writing and attached as an exhibit to this Agreement. During the term of this Agreement, Progenitor shall provide Chiron with access to all improvements to the T7T7 vector. Progenitor shall also provide to Chiron any and all Know-How owned or controlled by Progenitor that is reasonably necessary or useful for developing or producing the Licensed Products, including, but not limited to, in vitro and animal data, and manufacturing information. Except as otherwise permitted under this Agreement, Progenitor hereby agrees that it will not provide any such biological materials or Know-How that is exclusively licensed to Chiron hereunder to any individual or organization to use for any commercial purpose.

    2.7  RESERVATION OF RIGHTS.  In addition to its rights pursuant to
Section 4.5 and notwithstanding the license grants in Sections 2.1, Progenitor hereby retains and reserves a non-exclusive, non-transferable royalty-free right and license under the Licensed Technology owned or controlled by Progenitor solely for purposes of conducting research and development as part of the [ * * * ]Collaboration, but not for making, using or selling any commercial products using or incorporating the [ * * * ] Construct.

SECTION 3. [ * * * ] COLLABORATION

    3.1 [ * * * ] COLLABORATION. Chiron and Progenitor will collaborate in developing Licensed Products that are produced using or incorporate a [ * * * ]Construct for treatment or prevention of cancer in humans. The
[ * * * ] Collaboration will be managed by a joint development team consisting of individuals from Chiron and from Progenitor. Chiron shall fund studies to define proof-of-principle of the [ * * * ] Construct in a cancer indication determined by the joint development team. Progenitor may establish broader proof-of-principle for the [ * * * ] Construct by funding a glioma and/or breast cancer model in a Phase I clinical trial; provided however, that the joint development team shall have approved any such clinical plan. Chiron shall have the exclusive right to develop the [ * * * ]
 Construct for use in cancer indications; however, in addition, to the clinical trials which Progenitor may conduct, Progenitor shall have the right to collaborate and jointly invest with Chiron in such development activities.
 Chiron shall have no obligation to fund further development work in the [ * * * ] Collaboration; however, at Chiron's discretion it will provide additional funds based on defined research and development plans if the results of the research program warrant such funding.

    3.2 DATA. All preclinical and clinical data obtained from any studies conducted in the course of the [ * * * ] Collaboration shall be jointly owned by Chiron and Progenitor and may be used by either party for any purpose, subject to the exclusive licenses granted to Chiron pursuant to Section 2.

SECTION 4. DESIGNATED CONSTRUCTS

    4.1 DESIGNATION OF CONSTRUCTS. Subject to the terms of this Agreement, Progenitor hereby grants Chiron a right to designate up to five Constructs (other than the [ * * * ],

Construct) which shall constitute the initial Designated Constructs and shall be licensed to Chiron pursuant to Section 2.4 hereof. Such Constructs shall be designated by Chiron within seventy-five (75) days following the effective date of this Agreement.

    4.2 LIMITED RIGHT OF SUBSTITUTION. If Chiron shall notify Progenitor in writing within eighteen (18) months following the effective date of this Agreement, that it is discontinuing the use of a Designated Construct in the development of a Licensed Product, then upon the receipt of such notice the license granted pursuant to Section 2.4 shall thereupon terminate as to the Designated Construct. Chiron shall then have the right to designate an alternative Construct; provided, however, that Chiron's right to designate an alternative Construct pursuant to this Section 4.2 shall terminate eighteen (18) months following the effective date of this Agreement. Progenitor may reject the alternative Construct designated by Chiron if (i) at the time of the substitution request by Chiron, Progenitor has formally undertaken an internal project to which it has made a material commitment of internal resources and which it is continuing to pursue at the time of receipt of the substitution request from Chiron, to develop and commercialize the requested Construct itself; or (ii) Progenitor has established or is conducting good faith negotiations to establish a collaboration with a third party to develop and commercialize the suggested Construct. In the event that an alternative Construct is substituted pursuant to this Section 4.2, such Construct shall be included as a Designated Construct for purposes of this Agreement and shall be licensed to Chiron pursuant to Section 2.4.

    4.3 RIGHT TO DESIGNATE ADDITIONAL DESIGNATED CONSTRUCTS. Subject to the terms of this Agreement, Progenitor hereby grants Chiron a right to designate additional Constructs to the extent not already licensed by Progenitor to a third party after compliance by Progenitor with Section 4.4 hereof which upon designation shall be included as a Designated Construct for purposes of this Agreement and shall be licensed to Chiron pursuant to Section 2.4. To designate an additional Construct, Chiron shall notify Progenitor in writing that it wishes to designate the particular Construct. Progenitor may reject the Construct designated by Chiron if (i) at the time of the designation request by Chiron, Progenitor has formally undertaken an internal project to which it has made a material commitment of internal resources and which it is continuing to pursue at the time of receipt of the substitution request from Chiron, to develop and commercialize the requested Construct itself; or (ii) Progenitor has established or is conducting good faith negotiations to establish a collaboration with a third party to develop and commercialize the suggested Construct. During the period expiring five (5) years following execution of this Agreement, Chiron shall pay Progenitor [ * * * ] upon designation of an additional Construct. Following expiration of such five year period, Chiron may designate an additional Construct upon commercially reasonable terms.

    4.4 RIGHT OF FIRST OFFER. Progenitor grants to Chiron a right of first offer ("Right of First Offer") with respect to the designation of any Construct not already included as a Designated Construct that Progenitor wishes to license for development as a Noninfectious Disease Vaccine. Progenitor shall provide to Chiron in writing the proposed material financial terms of such license (the "License Offer"). Chiron shall have two months to notify Progenitor that it wishes to designate such Construct as a Designated Construct on the financial terms set forth in the License Offer. If Chiron fails to respond within two months or elects not to exercise this Right of First Offer, then Chiron's right to designate such Construct as a Designated Construct shall terminate, and Progenitor shall be free to grant such a license to a third party for such Construct on terms no more favorable than those set forth in the License Offer. If Progenitor has not licensed the Construct within a nine-month period, then it must reoffer the Construct to Chiron pursuant to the terms of this Section 4.4 before it may license it to a third party. In granting such a license to a third party following compliance with this Section 4.4, Progenitor may license to such third party on a nonexclusive basis, Joint T7T7 Technology and T7T7 Technology Improvements of Chiron; provided that Progenitor shall pay to Chiron a commercially reasonable royalty for such technology or improvements.

    4.5 PROGENITOR RETAINED FIELDS. Progenitor shall be free to grant licenses to a third party to Constructs for fields of use not licensed to and not in conflict with any exclusive license granted hereunder to, or not already designated by, Chiron. In granting such a license to a third party, Progenitor may license to such a third party on a nonexclusive basis, Joint T7T7 Technology and T7T7 Technology Improvements of Chiron; provided that Progenitor shall pay to Chiron a commercially reasonable royalty for such technology or improvements. Notwithstanding the foregoing provision of this
Section 4.5, Progenitor shall not license to such third party any T7T7 Technology Improvements of Chiron made after the date of such license by Progenitor to the third party unless, pursuant to the terms of the license between Progenitor and such third party, any future T7T7 Technology Improvements of such third party shall be sublicensable by Progenitor to Chiron on the terms of this Agreement, in which case such T7T7 Technology Improvements shall automatically be licensed to Chiron hereunder. In such event, the parties hereto shall take into account the value of such sublicense to Chiron when determining the commercially reasonable royalty payable by Progenitor to Chiron. Notwithstanding the foregoing, Progenitor will not, independently or in a collaboration with third parties, develop or commercialize Constructs for human use: (i) targeting or directed against then-current fields of use being licensed to Chiron hereunder (other than Constructs incorporating Progenitor's proprietary genes and technologies related to [ * * * ] as well as Constructs, products, genes and therapies arising from Progenitor's internal [ * * * ] discovery program, including but not limited to, genetically engineered [ * * * ], for use in treating
[ * * * ]) or (ii) utilizing the same general biochemical intracellular or extracellular mechanism of action as then current Constructs (or potential Constructs in the case of [ * * * ] and Infectious Disease Vaccines) and directed against the same, or a substantially similar, clinical endpoint as any being pursued by Chiron (other than Constructs incorporating Progenitor's proprietary genes and technologies related to [ * * * ] as well as Constructs, products, genes and therapies arising from Progenitor's internal [ * * * ] discovery program, including but not limited to, genetically engineered [ * * * ], for use in treating [ * * * ]). If Progenitor elects to pursue development of a Licensed Product for a field of use not licensed to Chiron and not in conflict with the exclusive license granted hereunder, either by itself or in collaboration with a third party, and if marketing rights with respect to such Licensed Product have not been granted to a third party as Progenitor and/or its collaborator near commercialization of such Licensed Product, then Progenitor will consider and discuss with Chiron granting marketing rights to Chiron on commercially reasonable terms.

SECTION 5. MAINTENANCE OF EXCLUSIVE RIGHTS
          TO INFECTIOUS DISEASE VACCINES

    5.1 MAINTENANCE OF EXCLUSIVITY TO FIELD. Pursuant to Section 2.2, Progenitor has granted to Chiron exclusive rights to all Constructs in the field of Infectious Disease Vaccines. To maintain its exclusive rights to this field, Chiron shall pay to Progenitor (i) $500,000 on March 31, 1996 and (ii) $500,000 on March 31, 1997. If Chiron fails to make any such payment then all Infectious Disease Vaccine Rights licensed to Chiron pursuant to Section 2.2 revert to Progenitor other than rights with respect to four Infectious Disease Vaccine Constructs (not including [ * * * ], to which Chiron has rights granted pursuant to Section 2.1 or any Construct licensed to Chiron pursuant to Section 2.3 or
Section 2.4) to be designated by Chiron in writing within sixty (60) days following the scheduled payment date. Chiron shall maintain an exclusive license with respect to those four Constructs under the terms of Section 2.2 of this Agreement.

SECTION 6. DILIGENCE; ABANDONMENT

    6.1 DILIGENCE IN COMMERCIALIZATION OF LICENSED PRODUCTS. Chiron shall use commercially reasonable efforts, commensurate with those efforts it uses for its other products of similar potential to develop and commercialize one or more Licensed Products. Chiron shall deliver to Progenitor, within forty-five (45) days following the last day of each calendar year, a report summarizing Chiron's progress with respect to developing and commercializing any Constructs that are being developed by Chiron pursuant to this Agreement and Licensed Products.

    6.2 ABANDONMENT. In the event that Chiron abandons development of a Construct, it shall notify Progenitor and the rights granted to Chiron pursuant to Section 2 with respect to such use of such Construct shall terminate.
Subject to compliance with Section 4.5 (including the restrictions on the granting of a license to future T7T7 Technology Improvements of Chiron), Progenitor shall thereupon be free to develop or grant licenses to a third party with respect to such use of such Construct and Progenitor may license to such third party on a nonexclusive basis and not in conflict with any exclusive licenses granted to Chiron hereunder, Joint T7T7 Technology and T7T7 Technology Improvements of Chiron; provided that Progenitor shall pay to Chiron a commercially reasonable royalty for such technology and improvements. If Progenitor elects to pursue development of a Licensed Product in a disease indication abandoned by Chiron, either by itself or in collaboration with a third party, and if marketing rights with respect to such Licensed Product have not been granted to a third party as Progenitor and/or its collaborator near commercialization of such Licensed Product, then Progenitor will consider and discuss with Chiron granting marketing rights to Chiron on commercially reasonable terms.

SECTION 7. ROYALTIES AND MILESTONES

In consideration for the rights granted to Chiron under Section 2 and otherwise hereunder, Chiron shall make the following payments to Progenitor:

    7.1 INITIAL PAYMENT. Pursuant to the terms of that certain Letter Agreement dated March 31, 1995, Chiron has paid to Progenitor on April 3, 1995 a non-refundable, noncreditable payment of $2,500,000 as reimbursement for research and development expenses incurred by Progenitor prior to such date with respect to activities performed in developing the T7T7 Technology. To the extent that such payment exceeded the research and development expenses incurred by Progenitor, such excess amount shall be treated as a license fee.

    7.2 MILESTONE PAYMENTS. Within thirty (30) days of the occurrence of the events specified below, Chiron shall make the following non-refundable milestone payments to Progenitor for each Licensed Product (except for the first milestone which shall be applicable only to the first [ * * * ] Licensed Product). For purposes of this Section 7.2 only, a "Licensed Product" for which milestone payments shall be paid hereunder shall include a product, the manufacture, use, sale, offer for sale or import of which by Chiron would infringe one or more pending claims contained in a patent application included within the Licensed Patent Rights.

    EVENT                                        MILESTONE PAYMENT

Demonstration of safety in a Phase I/II          $500,000
trial for the first [ * * * ] Licensed Product and a decision by Chiron to perform additional clinical trials

Filing of IND                                    $1,000,000 (for first
                                                 IND other than IND
                                                 for [ * * * ] Licensed
                                                 Product)
                                                 $250,000 (for subsequent
                                                 INDs, other than INDs for
                                                 [ * * * ] for a
                                                 cancer indication)

Initiation of Phase III trial                    $1,000,000 ($1,250,000 in the
                                                 case if a Phase III trial
                                                 for [ * * * ])

Approval of PLA or its equivalent in Europe      $1,000,000 for each approval
                                                 or Japan

Except for the milestone paid on approval of the first PLA (or, if earlier, the first PLA equivalent in Europe or Japan) for each Licensed Product, each of the milestone payments made upon the approval of a PLA (or its equivalent in Europe or Japan) shall be considered prepaid royalties. Chiron shall offset against earned royalties payable to Progenitor, any such prepaid royalties.

    7.3 EARNED ROYALTIES. During the term of this Agreement, Chiron shall pay to Progenitor a royalty (the "Standard Royalty") of [ * * * ] of Net Sales of Licensed Products sold in countries where the manufacture or sale of such Licensed Products would

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

infringe a Valid Claim of a Licensed Patent Right; provided, that if the only Valid Claim that would be infringed is a claim included in Joint Technology then the royalty shall equal [ * * * ] of Net Sales. In addition, Chiron shall pay to Progenitor an amount equal to the royalties payable by Progenitor pursuant to any Third Party T7T7 License as a result of the sale of such Licensed Products by Chiron; provided that the total earned royalty payment to Progenitor pursuant to this Section 7.3 shall not exceed [ * * * ] of Net Sales of such Licensed Products (the "Royalty Cap"). If the amount of the Royalty Cap creates an undue economic hardship to Progenitor, then at the request of Progenitor, Chiron and Progenitor shall meet to discuss an appropriate adjustment, if warranted in the circumstances, to the Royalty Cap.

    7.4 REDUCED ROYALTIES. Notwithstanding the provisions of Section 7.3, for Licensed Products where the manufacture or sale of such Licensed Product in the United States, Europe or Japan would infringe a Valid Claim of a Licensed Patent Right but which are manufactured or sold in countries where the manufacture or sale and use of such Licensed Products would not infringe a Valid Claim of a Licensed Patent Right and no competitor is selling an equivalent product to the Licensed Product, then (on a country-by-country and product-by-product basis), Chiron shall pay to Progenitor [ * * * ] of the Standard Royalty (or [ * * * ] of the royalty payable on Joint Technology) and the Royalty Cap shall be reduced by [ * * * ]. Notwithstanding the provisions of Section 7.3, for Licensed Products where the manufacture or sale of such Licensed Product in the United States, Europe or Japan would infringe a Valid Claim of a Licensed Patent Right but which are manufactured or sold in countries where the manufacture or sale and use of such Licensed Products would not infringe a Valid Claim of a Licensed Patent Right and one or more competitors is selling an equivalent product to the Licensed Product, then (on a country-by-country and product-by-product basis) Chiron shall pay to Progenitor [ * * * ] of the Standard Royalty (or [ * * * ] of the royalty payable on Joint Technology) and the Royalty Cap shall be reduced by [ * * * ].

    7.5 SUBLICENSE ROYALTIES. Chiron shall pay to Progenitor royalties pursuant to Section 7.3 and/or Section 7.4 on the Net Sales of Licensed Products by all sublicensees of Chiron as though such Net Sales were made by Chiron itself.

    7.6 ADDITIONAL COMPENSATION IN [ * * * ] COLLABORATION. Chiron agrees to provide Progenitor additional compensation to be negotiated in good faith above the royalties payable pursuant to Section 7.3 and 7.4 based on contributions by Progenitor of technology, Know How and funding for Licensed Products resulting from the [ * * * ] Collaboration. In addition, on January 10, 1996, Chiron shall pay to Progenitor a noncreditable, nonrefundable fee of $500,000 for continued funding of Progenitor's research and development expenses for activities under the [ * * * ] Collaboration.

    7.7 PAYMENT OF ROYALTIES. During the term of this Agreement and for so long thereafter as Chiron is required to pay or report royalties payable under Sections 7.3, 7.4 and 7.5, Chiron shall use reasonable efforts to deliver to Progenitor within forty-five (45) days, but in no event more than sixty (60) days, after March 31, June 30, September 30, and December 31 of each year a report, showing for each country the total gross sales of each Licensed Product sold or otherwise disposed of by Chiron, its Affiliates or sublicensees, deductions to arrive at total Net

Sales for each Licensed Product and total royalties due for each Licensed Product. Simultaneously with the delivery of each such report, Chiron shall pay to Progenitor the royalty payments due under this Agreement for the period covered by such report. If no royalties are due, it shall be so reported. The duty to report pursuant to this Section 7.7 shall commence when the first commercial sale of a Licensed Product is made.

    7.8 RECORDS OF ROYALTY OBLIGATIONS. Chiron will keep and maintain full, true and accurate books and records as are required to determine accurately the royalties payable to Progenitor for three (3) years following the date on which such royalties were paid or reported. Progenitor shall have the right, at its own expense, to have the books and records of Chiron audited at reasonable times by a qualified independent accounting firm reasonably acceptable to Chiron, under appropriate confidentiality provisions, solely for the purpose of verifying the accuracy of royalties paid or reported by Chiron and such accountants shall provide to Progenitor only the information necessary to verify the royalty calculations. If such accounting firm concludes that additional earned royalties are owed for any such period, Chiron shall pay the additional royalties within thirty (30) days of the date that Progenitor delivers to Chiron such accounting firm's written report so concluding. Any overpayments shall be credited towards future royalty payments.

    7.9 METHOD OF PAYMENT. All payments due pursuant to this Section 7 shall be paid in United States Dollars by wire transfer to Progenitor to be paid according to instructions provided by Progenitor (which instructions shall be consistent with the applicable laws and regulations of any foreign jurisdiction) with a letter sent by facsimile to Progenitor at the facsimile number for notice specified in Section 16.1 hereof on the date of wiring confirming the transfer and the payment amount. The Net Sales amount calculated hereunder shall be the amount of Licensed Products sold, denominated in the currency of sale, and converted into its equivalent in United States Dollars at the monthly average composite rate as published by Bloomberg Financial Markets, Commodities and News for each month in which sales occur.

    If laws or regulations require the withholding of income taxes owed by Progenitor on account of royalties accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by Chiron from such remittable royalty and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to Progenitor as evidence of such payment.

    7.10 RELEASE OF FUNDS. If the law or regulation of any country shall at any time operate to prohibit the transfer of funds therefrom to Progenitor, Chiron shall notify Progenitor to such effect and (provided that Chiron shall first attempt in good faith to follow Progenitor's wiring instructions pursuant to the first sentence of Section 7.9) shall have the right to pay or cause to be paid royalties hereunder on account of its sales and the sales of its Affiliates and sublicensees in such country by depositing local currency (if Chiron is paid in such currency) to the account of Progenitor in an interest-bearing account, if permissible, at the prevailing commercial interest rate in a bank in such country (which account and bank are reasonably acceptable to Progenitor).
Chiron shall thereafter cooperate with Progenitor in Progenitor's efforts to obtain the lawful release of said funds to Progenitor but shall have no further responsibility therefor. If Progenitor is unsuccessful in obtaining the lawful release of said funds after six (6) months, then Chiron shall pay such amount and accrued interest, if any, to Progenitor in United States Dollars after converting such amount into its equivalent in United States Dollars at the rate as published by Bloomberg Financial Markets, Commodities & News in effect on the date of conversion.

SECTION 8. MANUFACTURING

    8.1 MANUFACTURING. Chiron shall be responsible for all GMP manufacturing activities under this Agreement, including, but not limited to, the manufacturing of materials for clinical and commercial purposes; provided, however, that Progenitor may utilize non-GMP materials for its preclinical studies until such time as GMP materials are available from Chiron. Chiron agrees to use its commercially reasonable diligent efforts to undertake all such manufacturing activities and shall devote appropriate resources to accomplish these responsibilities. Progenitor shall be responsible for Chiron's startup manufacturing costs and expenses of production of GMP materials as such costs and expenses are incurred in an amount not to exceed $750,000. Such costs and expenses shall be billed to Progenitor on a quarterly basis for calendar year 1995.

    8.2 CLINICAL SUPPLIES. Chiron shall supply Progenitor's requirements of both T7T7 polymerase and the Constructs in drug product form, which shall be manufactured in accordance with GMP, to be used for the clinical trials conducted by Progenitor pursuant to Section 3.1. Such supplies will be made available by Chiron at no charge to Progenitor (other than as a part of the reimbursement of Chiron's manufacturing costs pursuant to Section 8.1) in such reasonable quantities to be mutually agreed to by Chiron and Progenitor from time to time.

    8.3 PREFERRED MANUFACTURER. Progenitor or its licensee shall retain the right to manufacture products developed or licensed as permitted pursuant to this Agreement by Progenitor that utilize T7T7 Technology ("Progenitor Products"). If Chiron is manufacturing commercial supplies of the polymerase used in such Progenitor Product and the manufacture of the polymerase for Progenitor or its licensee will not require any additional regulatory filings by Chiron, Chiron agrees to manufacture reasonable commercial supplies of the polymerase for Progenitor or its licensee pursuant to the terms of a manufacturing and supply agreement to be negotiated by the parties; provided that this provision shall apply in the event and only in the event that Chiron determines, in its sole discretion, that it has or is willing to establish adequate manufacturing capacity to supply Progenitor or its licensee and provided, further, that Progenitor or such licensee agrees to purchase supplies of the polymerase at the price proposed by Chiron in its sole discretion which price may be higher that the price available from other third party manufacturers. Moreover, if Progenitor or its licensees determine to seek a third party to manufacture any such Progenitor Product, including the polymerase, Progenitor or such licensee shall first offer Chiron the right to manufacture such Progenitor Product on terms to be mutually agreed to by Chiron and Progenitor or its licensee; provided that Chiron has available manufacturing capacity and that the price to be charged by Chiron to Progenitor or its licensee for the manufacture of such Progenitor Product is competitive with prices chargeable by other third party manufacturers who are comparable to Chiron in quality and capacity.

SECTION 9. MARKETING AND REGULATORY

    9.1 MARKETING. Chiron shall have exclusive worldwide rights to sell and market, either directly or through third parties, Licensed Products hereunder.

    9.2 REGULATORY. Chiron will hold all regulatory submissions for any Licensed Product; provided, however, that Progenitor will hold any INDs it files for its clinical trials conducted pursuant to Section 3.1.
 .
SECTION 10.  REPRESENTATIONS, WARRANTIES
            AND COVENANTS OF PROGENITOR

    Progenitor hereby represents, warrants and covenants to Chiron as follows:

    10.1 Progenitor has entered into a license agreement with Ohio University, pursuant to which Progenitor holds an exclusive worldwide license, with the right to sublicense to Chiron, under the Ohio University License, to the Licensed Patent Rights owned by Ohio University. Progenitor has provided to Chiron a true and correct copy of such license agreement. To the best of Progenitor's knowledge, no third party other than Ohio University has any ownership rights in and to the patents and/or patent applications licensed to Progenitor under the Ohio University License.

    10.2 Progenitor has entered into a license agreement with Wisconsin Alumni Research Foundation, pursuant to which Progenitor holds an nonexclusive worldwide license, with the right to sublicense to Chiron, under the WARF License, to the Licensed Patent Rights owned by the Wisconsin Alumni Research Foundation. Progenitor has provided to Chiron a true and correct copy of such license agreement.

    10.3 Each of the Ohio University License and the WARF license is valid, binding and in full force and effect, has not been modified or amended, nor has Progenitor waived any provision thereof. There is no default under the Ohio University License or the WARF License on the part of any party thereto.

    10.4 Progenitor has obtained or will obtain no later than April 30, 1995, any consents required under the Ohio University License or the WARF License to the sublicensing of the rights thereunder to Chiron.

    10.5 Assuming the receipt of any consents or waivers from Ohio University and WARF to the sublicenses granted by Progenitor to Chiron hereunder (which consents and waivers shall be obtained by Progenitor no later than April 30,
1995), the execution, delivery and performance of this Agreement by Progenitor and the compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under any agreement affecting any of the Licensed Technology, including the Ohio University License and the WARF License.

    10.6 Progenitor shall use its best efforts to enter into a license agreement on commercially reasonable terms with [ * * * ] pursuant to which Progenitor shall license from [ * * * ] technology necessary for freedom of operation to practice the Licensed Technology, which license shall be sublicensable by Progenitor to Chiron on the terms set forth in this Agreement.

    10.7 Progenitor assumes full responsibility for any and all payments which may be due and payable to any third party under the Third Party T7T7 Licenses by reason of the transactions contemplated hereby.

    10.8 Progenitor agrees to perform all obligations under the Third Party T7T7 Licenses during the term of this Agreement, and shall not terminate or consent to the termination of any Third Party T7T7 License.

    10.9 On or before April 30, 1995, Progenitor shall deliver to Chiron a letter from Ohio University and from Wisconsin Alumni Research Foundation stating that the Ohio University License and the WARF License, respectively, is in full force and effect and that Progenitor is not in default thereunder; Progenitor agrees to promptly notify Chiron in the event of any default by Progenitor under any Third Party T7T7 License; Progenitor agrees that, in the event of termination of any Third Party T7T7 License, Progenitor shall use its best efforts to cause such third party licensor to enter into a license with Chiron on the same terms and conditions as set forth in such current license with Progenitor.

    10.10 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED TECHNOLOGY PROVIDED BY PROGENITOR TO CHIRON IS PROVIDED "AS IS" AND PROGENITOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALUE, ADEQUACY, FREEDOM FROM FAULT, OR THE QUALITY, EFFICIENCY, SUITABILITY, CHARACTERISTICS, USEFULNESS, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, OF THE LICENSED TECHNOLOGY PROVIDED BY PROGENITOR TO CHIRON.

SECTION 11. PATENT RIGHTS

    11.1 OWNERSHIP OF INVENTIONS. The rights to patent inventions or discoveries arising from the activities performed with respect to the development of any Licensed Product shall be based on inventorship as determined in accordance with United States Patent Law. Each party shall retain all right, title and interest in and to all such inventions that were invented solely by such party's employees or persons obligated to assign their inventions to such party, subject to any license right or rights of first refusal granted to the other party under this Agreement. All right, title and interest in and to inventions arising from the activities performed with respect to the development of any Licensed Product and invented jointly by employees of Chiron (including persons obligated to assign inventions to Chiron) and employees of Progenitor (including persons obligated to assign inventions to Progenitor), whether or not such inventions are also owned in conjunction with third parties, shall be owned jointly by Chiron and Progenitor, subject to the exclusive licenses to Joint Technology granted to Chiron by Progenitor pursuant to Section 2 hereof.

    11.2  PATENT MAINTENANCE.

         (a) To the extent permitted by applicable law, Progenitor shall file, prosecute and maintain at its own expense all patent applications and issued patents constituting Licensed Technology (other than Joint Technology) in such countries which Chiron reasonably requests. In addition, Progenitor may file, prosecute and maintain at its own expense all patent applications and issued patent constituting Licensed Technology (other than Joint Technology) in such other countries as Progenitor determines. Chiron shall file, prosecute and maintain at its own expense all patent applications and issued patents constituting T7T7 Technology Improvements of Chiron in such countries as Chiron determines. Each party shall advise the other party in a timely manner as to the status of all patent applications owned by such party which are subject to this Section 11.2(a) and any significant events regarding such patent applications or patents issuing therefrom.

         (b) Notwithstanding Section 11.2(a) above, Chiron and Progenitor shall jointly file, prosecute and maintain in effect, and each party shall pay fifty percent (50%) of the cost thereof, applications and patents for patent rights relating to inventions that are jointly owned in accordance with Section
11.1. Any such patents shall be prepared by patent counsel jointly selected by Chiron and Progenitor, and Chiron and Progenitor shall both have the opportunity to review such patent applications and provide input with regard to the prosecution thereof.

    11.3 EMPLOYEE OBLIGATIONS. Each party represents and warrants that all of its employees or consultants who will be involved in activities performed in the course of this Agreement are bound by an obligations to assign an invention to such party and to cooperate with such party in connection with the patenting of any such inventions.

    11.4 PATENT CONSULTATION. Chiron and Progenitor agree to meet periodically, as reasonably requested by each party, to review Progenitor's patent estate as it relates to the T7T7 Technology Improvements of Progenitor, the Licensed Technology or to Licensed Products and to review Chiron's patent estate to the extent it relates to T7T7 Technology Improvements of Chiron.

    11.5 COMPULSORY LICENSES. In the event that Progenitor shall at any time while this Agreement is in effect be compelled by applicable law to issue licenses to other licensees for the Licensed Products, Progenitor shall inform Chiron of the order compelling any such licenses and shall renegotiate the royalties and other payments required hereunder only with respect to the country or countries wherein such compulsory licenses have been ordered so that the renegotiated royalty and payment terms shall be no less favorable to Chiron than those granted to any third party under any such compulsory license.

SECTION 12.  INFRINGEMENT; ENFORCEMENT OF
            PROPRIETARY RIGHTS

    12.1 ALLEGED INFRINGEMENT OF THIRD PARTY PATENT RIGHTS. Chiron shall, at its own expense, conduct the defense of all claims or suits brought against it or Progenitor by third parties claiming that the manufacture, use or sale by Chiron, its Affiliates or sublicensees of a Licensed Product constitutes an infringement of a third party's patent or other intellectual property rights, and Progenitor shall, at the request and expense of Chiron give Chiron all reasonable assistance in any such proceedings. Chiron may apply 50% of its reasonable out-of-pocket costs actually incurred (including reasonable attorneys' fees) as a credit against any royalty payments payable to Progenitor under Sections 7.3, 7.4 and 7.5 hereof. If any damages (excluding punitive or exemplary damages) awarded against Chiron in a judgment or order related to such claim are stated to be compensation to the plaintiff for lost sales, 50% of such amount, to the extent not covered by insurance, may be offset against the royalties payable under Sections 7.3, 7.4 and 7.5. If Chiron licenses intellectual property rights to settle such claim in a settlement that has been approved by Progenitor, Chiron may reduce the royalties payable under Sections 7.3, 7.4 and 7.5 by 50% of the royalty payable to the third party.

    12.2 INFRINGEMENT BY THIRD PARTIES. Each party shall promptly notify the other of any infringement or possible infringement by third parties of any Licensed Technology. Chiron shall have the right, but not the obligation, to file and maintain lawsuits for infringement by third parties of the Licensed Patent Rights, T7T7 Technology and T7T7 Technology Improvements of Progenitor. Progenitor shall, at the request of Chiron, give Chiron all reasonable assistance and cooperation in any such proceedings. If within forty-five (45) days after receiving notice of such infringement or potential infringement, Chiron does not inform Progenitor that it will prosecute the infringement or potential infringement, Progenitor shall have the right, but not the obligation, to bring the claim. In addition, Chiron shall have the right to file and maintain lawsuits for infringement by third parties of Joint Technology and T7T7 Technology Improvements of Chiron. Progenitor shall, at the request of Chiron, give Chiron all reasonable assistance and cooperation in any such proceedings. With respect to infringement of Joint Technology, if within forty-five (45) days after receiving notice of such infringement or potential infringement, Chiron does not inform Progenitor that it will prosecute the infringement or potential infringement, Progenitor shall have the right, but not the obligation, to bring the claim. In the event that Chiron is the prosecuting party, Chiron shall have the right to withhold from its royalty obligations pursuant to Sections 7.3, 7.4 and 7.5 hereof, to the extent of 50% of Chiron's reasonable expenses and legal fees then incurred in connection with such suit, the royalties otherwise thereafter due hereunder to Progenitor for the Licensed Products. The prosecuting party shall be entitled to retain any award in such action, except that if Chiron prosecutes a claim for infringement of the Licensed Patent Rights, T7T7 Technology or T7T7 Technology Improvements of Progenitor, Chiron shall reimburse Progenitor for Chiron's expenses and legal fees previously deducted from royalties (but only to the extent all such expenses and legal fees were reimbursed in the award) and Chiron shall pay Progenitor a royalty under Sections 7.3, 7.4 and 7.5, as applicable, as to any portion of an award that it receives that is stated to be compensation for infringing sales by such third party.

    12.3  JOINDER. Any party prosecuting or defending a claim under this
Section 12 shall have the right to join the other party in any such proceeding, only if it is necessary to join the other party in order to prosecute or defend such action.
 .
    12.4 SETTLEMENT OF CLAIMS. Neither party may settle a claim described in this Section 12 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement.

    12.5 COOPERATION. In conducting the defense or prosecution of any claim described in this Section 12, Progenitor and Chiron shall consult with each other as reasonably necessary as to the status of the action. Upon reasonable request, the parties shall assist the person or persons controlling the defense or prosecution of an infringement claim.

SECTION 13.  INDEMNITY

    13.1 MUTUAL INDEMNITIES. Each party agrees to indemnify and hold the other party and its affiliates, officers, directors, employees, agents and stockholders harmless against any and all losses, liabilities, damages, claims, judgments, demands, and expenses (including reasonable attorneys' fees) and costs (together or individually, a "Loss") arising out of or in connection with
(i) in the case of Progenitor, the breach by Progenitor of any of its representations or warranties contained in this Agreement; or (ii) the nonperformance, partial or total, of any covenants of the indemnifying party contained in this Agreement.

    13.2 PROGENITOR INDEMNITIES. Progenitor agrees to indemnify and hold Chiron and its affiliates, officers, directors, employees, agents and stockholders harmless against any Loss (i) arising out of or in connection with any alleged act or omission of Progenitor in carrying out the development of any Licensed Products, including but not limited to clinical testing of such products and (ii) arising out of any death or injury to any person or persons or out of damage to any property resulting from the production, manufacture, use, consumption, sale or advertisement of any product by Progenitor, its affiliates, its licensees or sublicensees (other than Chiron or any Chiron Affiliate or sublicensee), except to the extent such Loss results from negligence or willful misconduct of Chiron, its affiliates or sublicensees or any matter for which Chiron must indemnify Progenitor under Sections 13.1 or 13.3, and will reimburse Chiron for any legal or other expenses in investigating, defending or preparing to defend any such action, proceeding or claim.

    13.3 CHIRON INDEMNITIES. Chiron agrees to indemnify and hold Progenitor and its affiliates, officers, directors, employees, agents and stockholders harmless against any Loss arising out of any death or injury to any person or persons or out of damage to any property resulting from the production, manufacture, use, consumption, sale or advertisement of the Licensed Products hereunder by Chiron, its affiliates or its sublicensees, except to the extent such Loss results from negligence or willful misconduct of Progenitor, its affiliates, its licensees or sublicensees (other than Chiron or any Chiron Affiliate or sublicensee) or any matter for which Progenitor must indemnify Chiron under Sections 13.1, 13.2 or l3.4 and will reimburse

Progenitor for any legal or other expenses in investigating, defending or preparing to defend any such action, proceeding or claim.

    13.4 INDEMNITY FOR THIRD PARTY T7T7 LICENSES. Progenitor shall indemnify, defend and hold harmless Chiron and its employees, officers, directors, stockholders and agents from and against any Loss which the indemnified party may incur, suffer or be required to pay resulting from or arising in connection with (i) any breach by Progenitor of any agreement listed on Exhibit A to which it or an Affiliate is a party, or (ii) the successful enforcement by an indemnified party of any of the foregoing.

    13.5 NOTICE TO INDEMNIFYING PARTY. As a condition to the indemnified party's right to indemnification under this Section, the indemnified party shall give prompt written notice to the indemnifying party of any suits, claims or demands by third parties or the indemnified party which may give rise to any Loss for which indemnification may be required under this Section. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that (i) the other party shall have the right to be represented by its own counsel at its own cost in such matters, and (ii) neither party may settle a claim described in this Section 13 if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld.

    13.6 INSURANCE. The parties shall mutually agree from time to time the types and amount of insurance coverage, if any, to be maintained by each party to insure against the activities of the parties under this Agreement. Each party agrees to maintain such insurance for the period agreed to and to name the other party as an additional insured.

SECTION 14. OWNERSHIP OF PROPRIETARY
            INFORMATION; CONFIDENTIALITY

    14.1 OWNERSHIP OF PROPRIETARY INFORMATION. Each party shall retain all right, title and interest in and to any proprietary information (excluding patent inventions or discoveries which are subject to Section 11.1 hereof) that are developed or acquired by such party or its Affiliates or agents in the course of performing its activities under this Agreement. All unpatented proprietary information developed pursuant to the T7T7/TK Collaboration shall be licensed to Chiron as set forth in Section 2.

    14.2 CONFIDENTIAL INFORMATION RECEIVED FROM OTHER PARTY. Each party hereto (a "Recipient") will keep in confidence and refrain from using, except as contemplated in this Agreement, any confidential or proprietary information (collectively, the "Confidential Information") received from the other party (the "Furnishing Party"), whether furnished before or after the Effective Date. In addition, except as contemplated by this Agreement, neither party shall furnish to any third party, without prior approval of the other party, any biological material including but not limited to vectors, genes, constructs, polymerases, adjuvants, antigens and/or the like, provided by the other party. Such biological material shall be included as "Confidential

Information" hereunder. The foregoing obligations shall not apply to, and the definition of "Confidential Information" does not include:

         (a) information that at the time of the use or disclosure by the Recipient was already in the public domain other than through the fault of the Recipient or its employees, licensees, agents or subcontractors, in violation hereof;

         (b) Information that was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure by the Furnishing Party to the Recipient;

         (c) Information that was received by the Recipient on an unrestricted basis from a source under no duty of confidentiality to the Furnishing Party;

         (d) Information that Recipient believes in good faith is required to be disclosed to comply with any applicable law, regulation or order of a government authority of court of competent jurisdiction (including any securities laws applicable to such party or any laws, rules or regulations governing approval to manufacture, market or sell Licensed Products in any jurisdiction), in which event the disclosing party shall use all reasonable efforts to advise the other party in advance of the need for such disclosure; or

         (e) Information that is independently developed by the Recipient without reliance on the Confidential Information.

Notwithstanding the foregoing, it is understood that each party may disclose Confidential Information to its employees, licensees, consultants, contractors and agents if such persons are subject in writing to obligations of confidentiality and to restrictions on use with respect to such information to the same extent the party is so obligated hereunder. In addition, each party may disclose to a potential licensee Confidential Information provided by the other party (which Confidential Information in the case of disclosure by Progenitor shall be limited to general information on the T7T7 expression system itself without specifically identifying particular gene products or non-abandoned Constructs) if such persons are subject in writing to obligations of confidentiality and to restriction on use with respect to such information to the same extent the party is so obligated hereunder. Upon termination or expiration of this Agreement, each party shall return to the other party at such other party's expense all unused biological materials supplied by the other party or shall, at such other party's written request, destroy all such materials.

    14.3 DISCLOSURE OF AGREEMENT TERMS. Prior to public disclosure by either party of the existence of this Agreement or of any of its terms and conditions, the party proposing to disclose such information shall provide the other party with advance written notice thereof and a copy of such proposed disclosure. Such disclosure shall not be made without the prior written consent to such disclosure by the other party, which consent shall not be unreasonably withheld or delayed; provided that such consent shall not be required with respect to disclosures required by applicable securities laws, but in such case the party preparing to disclose this Agreement or its terms shall consult with the other party in preparing a redacted version of the Agreement and in seeking confidential treatment thereof.

SECTION 15.  TERM AND TERMINATION OF AGREEMENT

    15.1 TERM. This Agreement is effective as of the Effective Date and shall continue in effect until the expiration of the later of (i) the expiration of the last to expire Licensed Patent Rights which would be infringed by the making, using or selling or any Licensed Patent or (ii) within a given country, ten years after the first commercial sale of a Licensed Product within such country, whereupon Chiron shall have a fully paid-up, non-exclusive license under the rights granted in Section 2.

    15.2  EARLY TERMINATION.  This Agreement may be terminated:

         (i) by either party upon the material breach of the terms of this Agreement by the other party if such breach is not cured within ninety (90) days after written notice from the non-breaching party; provided, however, that termination of this Agreement is not intended to be the sole remedy of either party in the event of a breach by the other party, and in the event of a breach of this Agreement by one party, the other party shall be entitled, in addition, to all remedies available at law or in equity; or

         (ii) subject to applicable law, by either party upon the bankruptcy, insolvency, assignment for the benefit of creditors or other act of insolvency by, of or against the other party or its parent, if any.

    In addition, Chiron may terminate this Agreement with respect to a particular Construct upon thirty (30) days' written notice to Progenitor.

    Upon termination of this Agreement, each party shall, upon the request of the other party, at such party's expense and within one month from the date of termination, return all material embodiments of Confidential Information of the other party, including but not limited to documents and biological materials.

    15.3 REGULATORY FILINGS REGARDING [ * * * ] CONSTRUCT. In the event that this Agreement is terminated pursuant to Section 15.2 other than by reason of breach by Progenitor or the application of Section 15.2(ii) to Progenitor, Chiron agrees to grant to Progenitor the right to reference Chiron regulatory filings with respect to the [ * * * ] Construct, subject to the following limitations: Such reference rights shall be limited to regulatory filings resulting from the [ * * * ] Collaboration which have been made prior to the date of termination and shall permit Progenitor to reference only such information in such filings that relates to the [ * * * ] gene expression system as described in the Basic T7T7 Patents and not any information relating to [ * * * ]or any other proprietary or confidential information of Chiron.

    Except as expressly set forth in this Agreement, no rights or licenses of any kind are granted to Progenitor under any intellectual property or confidential information of Chiron, including without limitation intellectual property or Confidential Information relating to [ * * * ] or to any Construct licensed to or developed by Chiron under this Agreement.

    15.4 SURVIVAL. If this Agreement is terminated pursuant to Section 15.1 or Section 15.2, the following provisions shall survive termination: Chiron's obligation to pay royalties accrued prior to such termination pursuant to
Section 7 hereof and the provisions of Section 3.2, 7.7, 7.8, 7.9 and 7.10, the provisions of Section 10, Section 11.1, Section 13, Section 14 and Section 15.

    In addition, any rights, obligations, cause of action or claim of Chiron or Progenitor, accrued or to accrue, because of any breach or default by the other party shall survive termination.

    15.5 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the parties shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law, unless such conflicts affect a material provision of this Agreement in which event the parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the affected provision, taking into account the intent of this Agreement.

 SECTION 16.  MISCELLANEOUS

    16.1 NOTICES. Any notice or other communication required or permitted to be given by either party under this Agreement shall be given in writing and shall be effective when delivered by hand or by electronic facsimile or by registered or certified mail, postage prepaid (in which case delivery shall be evidenced by return receipt), addressed to such party at the following addresses or such other address as may be designated by notice pursuant to this Section 16.1:

    If to Progenitor:   Progenitor, Inc.
                        1507 Chambers Road
                        Columbus, OH 43212
    Attention:          President
    Facsimile:          (614) 488-0404
    Copy to:
    Facsimile:

    If to Chiron:       Chiron Corporation
                        4560 Horton Street
                        Emeryville, CA 94608-2916
    Attention:          President
    Facsimile           (510) 655-3283

    Copy to             General Counsel
    Facsimile           (510) 654-5360

    16.2 FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

    16.3 USE OF NAMES. Neither party shall use the name of the other in any promotional materials or advertising without the prior written consent of the other.

    16.4 ASSIGNMENTS. This Agreement shall not be assignable by any party hereto, whether by assignment, merger, sale of assets or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no consent shall be required for any assignment of this Agreement by Chiron to an Affiliate of Chiron, or by Progenitor to an Affiliate of Progenitor. Neither party may sublicense all of its rights without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that no such consent shall be required for any sublicense by Chiron to any Affiliate of Chiron, or by Progenitor to any Affiliate of Progenitor. Any purported assignment in contravention of this Section 16.4 shall, at the option of the non-assigning party, be null and void and of no effect. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns, successors in interest and subsidiaries.

    16.5 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

    16.6 CHOICE OF LAW AND JURISDICTION. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of California.

    16.7 LIMITATION OF LIABILITY. Except for indemnification claims pursuant to Section 13, with respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the liability of one party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to the direct damages only; in no event shall a party be liable to the other party for indirect, incidental or consequential damages including, without limitation, lost profits.

    16.8 FEES. Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

    16.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings (including the Letter Agreement) are merged into, extinguished by and completely expressed by this Agreement.

    16.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

    IN WITNESS THEREOF, the parties have duly executed this Agreement as of the date set forth above.

CHIRON CORPORATION                     PROGENITOR, INC.


By:    /S/  L.T. WILLIAMS                   By:  /S/ DOUGLASS GIVEN
    ------------------------------             -------------------------------

Name:  L.T. Williams, M.D., Ph.D.      Name:  Douglass Given M.D., Ph.D.
      ----------------------------            --------------------------------

Title: Senior Vice President           Title:
      ----------------------------            --------------------------------

                                      EXHIBIT A


PROGENITOR AGREEMENTS

    (1) License Agreement dated April 1, 1993 between Progenitor, Inc. and Ohio University.

    (2) License Agreement dated September 1, 1994 between Progenitor, Inc. and Wisconsin Alumni Research Foundation.

    (3) Proposed License Agreement between Progenitor, Inc. and [ * * * ] (to be entered into).

PROGENITOR, INC.


April 10, 1996

Michael S. Richman
Chiron Corporation
4560 Horton St.
Emeryville, CA 94608-2916

Dear Michael:

This is written pursuant to Section 5.1 of the License and Collaboration Agreement by and among Chiron Corporation and Progenitor, Inc. dated as of March 31, 1995 (the "Agreement").

As you are aware, pursuant to Section 5.1 of the Agreement, in order to maintain its exclusive rights to all Constructs in the field of Infectious Disease Vaccines granted by Progenitor to Chiron pursuant to Section 2.2 of the Agreement, Chiron was obligated to pay to Progenitor $500M by March 31, 1996.

In light of Chiron's failure to make payment under Section 5.1 of the Agreement, all Infectious Disease Vaccine Rights, other than rights with respect to four Infectious Disease Vaccine Constructs (not including (***) to which Chiron received rights granted pursuant to Section 2.1 or any Construct pursuant to
Section 2.3 or Section 2.4 of the Agreement), licensed to Chiron pursuant to
Section 2.2 of the Agreement, revert to Progenitor.

By this letter, Progenitor respectfully requests Chiron, in accord with Section
5.1 of the Agreement, to designate in writing by May 30, 1996 the four Infectious Disease Vaccine Constructs to which it will maintain rights under
Section 2.2.

We look forward to our continuing collaboration on these four Constructs and under the other terms of the Agreement.

Very truly yours,

/S/  STEPHEN J. WILLIAMS

Stephen J. Williams, Ph.D.
Vice President, Business Development

cc: Douglass B. Given, M.D., Ph.D.

bcc:     Chuck Hoyng

SJW/was